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Exhibit 2.1

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT ("Agreement") is entered into as of July 31, 2000, by and among CRM Acquisition Corp., a Colorado corporation ("Purchaser"), by assignment from College Bound Student Alliance, Inc., a Colorado corporation ("College Bound") and Scott G. Traynor ("Seller").

                                    RECITALS

                  (a) Seller is the sole stockholder of College Resource Management, Inc., formerly d/b/a College Financial Aid Services of America, a Delaware corporation ("CRM" or the "Company"). CRM operates a business which offers college financial analysis and assistance services to college bound students.

                  (b) Seller owns of record and beneficially one thousand (1,000) shares of the no par value common stock (the "Common Stock") of the Company, which shares constitute all of the issued and outstanding Common Stock of the Company (collectively the "Seller's Shares").

                  (c) Seller desires to sell, assign, transfer, and deliver to Purchaser, and Purchaser desires to purchase, all, but not less than all, of the Seller's Shares on the terms and subject to the conditions hereinafter contained.

                  (d) As a material inducement to purchase Seller's Shares, Purchaser desires that Seller enter into a covenant not to compete with Purchaser, and Seller agrees to enter into such a covenant with Purchaser.

                                    AGREEMENT

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree, represent, and warrant as follows:

         1. PURCHASE AND SALE OF THE SELLER'S SHARES.

                  (a) BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser, all of Seller's Shares after payment by Seller of the then existing business debt due Steven Lloyd Daughenbaugh from CRM. Purchaser will, in addition, retain as a debt of CRM to be guaranteed by College Bound as of Closing (as referenced in Section 1(d) below) and pay in the ordinary course of business and according to the terms of said debt any existing promissory notes due Seller and Superior Market Research, Inc., from CRM but only to the extent such debt (collectively the "S-SRM Debt") does not exceed Three Hundred Thousand Dollars ($300,000). Notwithstanding the


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foregoing, Seller shall as of Closing leave a balance of Seventy-Five Thousand
Dollars ($75,000) cash in CRM's accounts; Provided that Purchaser shall have an absolute but sole offset under this Agreement against payment of the S-SMR Debt up to the total amount of the S-SMR Debt to the extent of all fines, costs, fees, penalties, and other out-of-pocket expenses of Seller, or of CRM or of Purchaser incurred by Seller, CRM or Purchaser in connection with the existing investigation of Seller and of CRM (A) as to the Labor Matter (as defined in Paragraph 2(h) hereof), and (B) by the Federal Trade Commission ("FTC") and of any settlement thereof (exclusive of legal fees other than legal fees incurred directly in connection with any formal appeal by CRM or Seller of any FTC order or action) but inclusive of all other costs, fees, fines, penalties and other out-of-pocket expenses payable by Purchaser or Seller or CRM (all collectively the "FTC Costs"), and provided further that no portion of S-SMR Debt shall be payable, or commence to be payable, under the Note (defined below) or otherwise by Purchaser in any event until a complete acceptable settlement as to Seller, Purchaser, and CRM of the FTC investigation of CRM giving rise to the FTC Costs, notwithstanding anything to the contrary contained in this Agreement, provided that Seller shall have paid all counsel fees due its FTC and transactional counsel prior to Closing for work done by such counsel prior to Closing. Following said complete settlement as to the FTC Costs, payments under the Note shall recommence but the payment terms of the Note shall be deemed modified such that the original term shall be extended by the number of months such payments were suspended due to the process of settlement involving the said investigation by the FTC. In the event of a dispute over the amount of the FTC Costs between or among Seller, CRM and Purchaser, Seller's counsel and Purchaser's counsel shall make a joint determination as to the amount of such FTC Costs, and failing agreement by such counsel each such counsel together shall select a third attorney who does not represent Seller or Purchaser or CRM to make such FTC Costs determination.

                  It is specifically understood and agreed that CRM's right to offset against the S-SMR Debt shall be the sole source of recovery of the FTC Costs for CRM, Purchaser and College Bound, it being further understood and agreed that Seller is otherwise released and discharged from any claims of whatever nature, relating directly or indirectly to the Labor Matter and/or the FTC investigation.

                  (b) PURCHASE PRICE. Notwithstanding the foregoing, subject in no event to any offset rights and payment suspension rights whatsoever, the purchase price that shall be paid by Purchaser to Seller ("Purchase Price") for the Seller's Shares shall consist of:

                           (i) Two Million Dollars ($2,000,000) payable by Purchaser pursuant to a promissory note or notes (collectively the "Note") given by Purchaser to Seller, said Note to have a term of ten
         (10) years from the date of Closing with principal and interest payable in equal monthly payments amortized over ten (10) years, interest accruing at a rate equal to seven and one-half percent (7 1/2%) per annum, without right of offset of any kind but with right of prepayment of the Note or a portion thereof at the option of Purchaser at any time without premium or penalty, said Note to be secured pursuant to a Pledge Agreement from College Bound, as pledgor, to Seller, as secured party, whereby College Bound pledges two million shares of the common stock of College Bound to


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         secure the payment of the Note, said portion of the Purchase Price to include an allocation of Fifty Thousand Dollars ($50,000) for the covenant not to compete set forth in Section 4 hereof; provided that if Purchaser or College Bound shall obtain financing other than for capital equipment or office operational expenses, Purchaser and/or College Bound shall be required to apply no less than fifty percent (50%) of the net proceeds of such financing(including by way of example only the Swarz Equity Line financing where completed) to prepay a like amount of principal due under the Note. College Bound shall unconditionally guarantee payment of the Note.

                           (ii) One Million Dollars ($1,000,000) equivalent value of the "lettered" restricted shares of the common stock of College Bound valued at eighty percent (80%) of the average trading price of such shares for the fifteen (15) trading days on the open market preceding five (5) business days prior to the Closing date; provided that regardless of the actual then trading price of the said shares, the shares of College Bound to be conveyed to Seller shall be subject to a range of $.50 per share (at 2,000,000 shares) to $1.00 per share (at 1,000,000 shares). For example, if the average trading price of College Bound's shares is $1.25 per share, then 80% thereof would be at $1.00 per share, which equals 1,000,000 shares. If the average trading price of College Bound's shares is $1.50 per share and 80% would equal $1.20/share, Seller would still receive 1,000,000 shares. Also, such College Bound shares must be registered pursuant to the provisions of Rule 144 promulgated by the SEC and other applicable federal and state regulations.

                  (c) THE CLOSING. The closing of the purchase and sale of Seller's Shares contemplated by this Agreement (the "Closing") shall take place in Englewood, Colorado, at the offices of College Bound no later than August 1, 2000 (the date of the closing ("Closing") is hereinafter referred to as the "Closing Date"). Seller shall cause the Company to provide to Purchaser all of the usual and customary financial data, business plans, and other information as to Seller and of the Company reasonably requested by Purchaser in order for Purchaser to effectively undertake and complete its due diligence review of Seller and of the Company.

                  (d) DELIVERIES AT THE CLOSING. At the Closing, Seller will deliver to the Purchaser stock certificates representing all of Seller's Shares, endorsed in blank or accompanied by a duly executed assignment document including all bank authorizations to transfer necessary signature authority of CRM to Purchaser and its duly authorized representatives, together with corporate resolutions and documents to effect the subject purchase and transfer to Purchaser of the matters set forth in this Agreement. Purchaser and College Bound will deliver or cause to be delivered to Seller (i) the Note described in
Section 1(b)(i), (ii) the appropriate College Bound Shares being pledged pursuant to the Pledge Agreement referenced in Section 1(b)(i) (which said be held by an Escrow Agent pursuant to an Escrow Agreement), (iii) the College Bound Shares being conveyed pursuant to Section 1(b)(ii), and (iv) all related documents necessary to effect College Bound's, CRM's and Purchaser's performance pursuant to this Agreement.


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         2. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to the Purchaser that:

                  (a) OWNERSHIP OF SELLER'S SHARES. Seller is the sole and exclusive record and beneficial owner of all of the issued and outstanding Common Stock of the Company. Seller possesses good and merchantable title to Seller's Shares, and owns Seller's Shares free and clear of any and all security interests, agreements, restrictions, claims, liens, pledges, and encumbrances of any nature or kind. Seller has the absolute and unconditional right to sell, assign, transfer and deliver Seller's Shares to Purchaser in accordance with the terms of this Agreement.

                  (b) DUE ORGANIZATION; GOOD STANDING; AUTHORITY OF CRM. CRM is a corporation duly organized, validly existing as a stock corporation, and in good standing under the laws of the State of Delaware and is qualified to do business in all jurisdictions in which such qualification is required. CRM has full right, power, and authority to own its properties and assets, and to carry on its business. A complete and correct copy of CRM's Articles of Incorporation, as amended to the date of this Agreement (the "Articles"), certified by the Secretary of State of the State of Delaware, and Bylaws, as amended to the date of this Agreement, (the "Bylaws"), are attached to this Agreement as EXHIBIT A and EXHIBIT B, and are incorporated by reference herein; the said Articles and the Bylaws are in full force and effect, and CRM is not in breach or violation of any of the provisions thereof; and the minute books of CRM containing the minutes of the meetings of the stockholders of CRM and the Board of Directors of CRM, which are being made available to the Purchaser for examination, are complete and correct and accurately reflect all proceedings of the stockholders of CRM and of the Board of Directors of CRM.

                  (c) VALIDITY OF AGREEMENT. The Seller has the legal capacity and authority to enter into this Agreement. This Agreement is a valid and legally binding obligation of Seller and is fully enforceable against Seller in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium, and similar laws relating to creditors' rights generally.

                  (d) CAPITALIZATION; THE COMPANY'S STOCK; RELATED MATTERS. CRM's authorized stock consists of 1,000 shares of Common Stock, all of which shares are issued and outstanding and owned of record and beneficially by Seller. Seller's Shares have been duly, legally and validly issued and are fully-paid and non-assessable. Delivery of Seller's Shares by Seller to Purchaser at the Closing on the Closing Date pursuant to this Agreement will transfer to Purchaser full and entire legal and equitable title to one hundred percent (100%) of the issued and outstanding capital stock of CRM.

                  (e) OPTIONS, WARRANTS, AND OTHER RIGHTS AND AGREEMENTS AFFECTING CRM'S CAPITAL STOCK. CRM has no authorized or outstanding options, warrants, calls, subscriptions, rights, convertible securities or other securities, as defined in the United States Securities Act of 1933 (hereinafter "Securities"), or any commitments, agreements, arrangements, or


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understandings of any kind or nature obligating CRM, in any such case, to issue shares of CRM or other securities. Neither Seller nor CRM is a party to any agreement, understanding, arrangement or commitment, or bound by any Articles of Incorporation or Bylaws provision which creates any continuing rights in any person with respect to the authorization, issuance, voting, sale or transfer of any shares of CRM's or other securities.

                  (f) NO SUBSIDIARIES. To Seller's knowledge, the Company does not have any subsidiaries and does not, directly or indirectly, own any interest in or control any corporation, partnership, joint venture, or other business entity.

                  (g) AGREEMENT NOT IN CONFLICT WITH OTHER INSTRUMENTS; REQUIRED APPROVALS OBTAINED; NO ENCUMBRANCES. To Seller's knowledge, the execution, delivery, and performance of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement will not to Seller's knowledge
(i) violate or require any registration, qualification, consent, approval, or filing under, any law, statute, ordinance, rule or regulation (hereinafter collectively referred to as "Laws") of any federal, state, foreign, or local government (hereinafter collectively referred to as "Governments") or any agency, bureau, commission or instrumentality of any Governments (hereinafter collectively referred to as "Governmental Agencies"), or any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which the Seller or CRM or any of his or its respective assets or properties is bound; or (ii) conflict with, require any consent, approval, or filing under, result in the breach or termination of any provision of, constitute a default under, result in the acceleration of the performance of Seller's or CRM's obligations under, or result in the creation of any claim, security interest, lien, charge, or encumbrance upon any of CRM's properties, assets, or businesses pursuant to, CRM's Articles or Bylaws, any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract, or other instrument or agreement to which Seller or CRM's is a party or by which Seller or CRM's or any of Seller's or CRM's assets or properties is bound; or any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which Seller or CRM's or any of his or its respective assets or properties is or are bound. All assets purportedly owned by CRM are owned by CRM, without lien or charge thereon.

                  (h) CONDUCT OF BUSINESS IN COMPLIANCE WITH REGULATORY AND CONTRACTUAL REQUIREMENTS. Other than with respect to communications from officials of the States of Oregon, Florida, Michigan, and West Virginia, and from the Staff of the Bureau of Consumer Protection of the Federal Trade Commission, Washington, D.C., and of the United States Department of Labor ("Labor Matter") as previously disclosed to Purchaser by Seller, Seller has no knowledge that (i) the Company has not conducted or is not conducting the Company's business in compliance with all applicable laws of all governments and governmental agencies, or (ii) that the personal properties owned, leased, operated or occupied by the Company, or the use, operation or maintenance thereof (A) violates any Laws of any Government or Governmental Agency, or (B) violates any restrictive or similar covenant, agreement, commitment, understanding or arrangement. With respect to the State of Florida, Company has entered into an agreement attached as EXHIBIT C hereto.


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                  (i) LICENSES; PERMITS; RELATED APPROVALS. Seller has no
knowledge that the Company does not possess all licenses, permits, consents, approvals, authorizations, qualifications, and orders (hereinafter collectively referred to as "Permits") of all Governments and Governmental Agencies lawfully required to enable the Company to conduct the Company's business in all jurisdictions. Seller has no such permits.

                  (j) LEGAL PROCEEDINGS. Except as set forth in EXHIBIT D , to Seller's knowledge there is no action, suit, proceeding, arbitration, or any claim or investigation by any Government, Governmental Agency or other person
(i) pending to which the Company is a party, (ii) or to the best of Seller's knowledge threatened against or relating to Seller or the Company or any of the Company's assets or businesses, (iii) challenging the Company's right to execute, acknowledge, seal, deliver, perform under or consummate the transactions contemplated by this Agreement, or (iv)asserting any right with respect to any of Seller's Shares, and there is no basis for any such action, suit, proceeding, claim, arbitration or investigation.

                  (k) FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. Attached hereto as EXHIBIT E and incorporated by reference herein are copies of the Company's financial statements for the years ended December 31, 1997, December 31, 1998, December 31, 1999, and the seven months ended July 28, 2000 (hereinafter collectively referred to as the "Financial Statements"). Seller has no knowledge that the Financial Statements are not in accordance with the books and records of the Company or are not true, correct and complete and fail to accurately present the Company's financial position as of the dates set forth therein or the results of the Company's operations and changes in the Company's financial position for the periods then ended, or that except (i) as disclosed in the Financial Statements, or (ii) as disclosed in this Agreement, Company has any liabilities or obligations of any nature or kind, whether accrued, absolute, contingent, or otherwise. To Seller's knowledge, there is no basis for assertion against the Company of any claim, liability, or obligation not fully disclosed in the Financial Statements or of any prepaid items set forth in the Company's Financial Statements which have not been properly accrued.

                  (l) TAX MATTERS. To Seller's knowledge: (i) the Company has duly and timely filed with all appropriate Governmental Agencies (which term is limited to the United States Internal Revenue Service ("IRS"), the Texas Comptroller of Public Accounts, and the equivalent agency in the State of Delaware), all tax returns, information returns, and reports required to be filed by the Company. Company has paid in full all taxes (including taxes withheld from employees' salaries and other withholding taxes and obligations), interest, penalties, assessments, and deficiencies owed by the Company to all taxing authorities. Copies of (i) the income tax returns of the Company for the Company's three fiscal years ending December 31, of 1997, 1998, and 1999, as filed by the Company with the IRS and state taxing authorities (collectively the "Returns"); (ii) audit reports received by the Company since its inception and issued by the IRS or any state taxing authorities; and (iii) consents and agreements entered into by the Company during the last five years with the IRS or any state taxing authority (collectively the "Tax Agreements") are collectively attached hereto as EXHIBIT F and incorporated by reference herein. Seller has no knowledge that: (i) any information reported on the Returns is not


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true, accurate, and complete; or (ii) claims by the IRS or any said state taxing authorities for taxes due and payable by the Company have not been paid by the Company; or (iii) any claim by the IRS or any such state taxing authority for taxes due and payable by the Company has not been paid by the Company; or; (iv) any federal and state income tax returns required to be filed by the Company has not either been examined by the IRS, or the period during which any assessments may be made by the IRS has not expired with waiver or extension for any year through the Company's fiscal year ended December 31, 1999, or any deficiencies or assessments claimed or made have not been paid, settled, or provided for in the Financial Statements; or (v), the Company has adopted a plan of complete liquidation under the Code, or filed a consent pursuant to Section 341(f) of the Code; or (vi) the Company is a party to any pending or threatened action, suit, proceeding, or assessment against it for the collection of taxes by any of the Governmental Agencies.

                  (m) UNPAID CUSTOMER CONTRACTS; ACCOUNTS PAYABLE. To Seller's knowledge: (i) the Company's unpaid customer contracts reflected in attached EXHIBIT G as of July 28, 2000, are all of the unpaid customer contracts, inclusive of all bona fide obligations of said customers, the full amount of which is actually owing to the Company. Seller has no reason to believe that:
(i) the unpaid customer contracts will not be collectible according to their terms, subject to the normal non-collection rate for customers who suspend payments under such unpaid customers contracts; or (ii) the Company's accounts payable reflected on the Balance Sheet and all accounts payable arising after the date of the Balance Sheet did not arise from bona fide transactions in the ordinary course of the Company's business.

                  (n) REAL PROPERTY. Except as set forth on EXHIBIT H attached hereto and incorporated by reference herein, to Seller's knowledge the Company does not own or have any interest in any real estate. EXHIBIT H contains an accurate description of the terms of all real estate leases to which the Company is a party. All such leases are valid and in full force and effect and the Company is not in default under any such lease.

                  (o) CONDITION OF PERSONAL PROPERTY. To Seller's knowledge, attached hereto as EXHIBIT I-1 and incorporated by reference herein is a true, correct, and complete list of all personal property owned by the Company or used by the Company in the conduct of its business, including but not limited to, all equipment and fixtures (collectively the "Personal Property"). Seller has no knowledge that: (i) the Company does not have sole and exclusive good title to the Personal Property owned by it, free and clear of all pledges, claims, liens, restrictions, security interests, charges and other encumbrances, or (ii) any of the Personal Property is not in good repair and good operating condition, subject to ordinary wear and tear, fit for its intended purposes, or is not adequate for the continuation of the Company's business. The parties acknowledge and agree that EXHIBIT I-2, attached hereto lists those items of personal property owned by Seller which shall not be transferred to Purchaser under this Agreement.

                  (p) CONTRACTS, LICENSES, AND OTHER AGREEMENTS. To Seller's knowledge, attached hereto as EXHIBIT J and incorporated by reference herein is a true, correct, and complete list and copy (or where they are oral, true, correct and complete written summaries) of all


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contracts by which the Company is bound or affected (Purchaser acknowledges that Seller is not making any representation as to the collectability of any unpaid customer accounts (hereinafter collectively called the "Contracts"). Seller has no knowledge that any of the Contracts is not in full force and effect, is not valid and binding upon each of the parties thereto, or is not fully enforceable by the Company against the other party thereto in accordance with its terms. Neither Seller nor the Company has any actual notice of, or any material reason to believe that there is or has been any actual, threatened, or contemplated termination or modification of any of the Contracts. Seller has no knowledge that any party to any of the Contracts is in breach of or in default thereunder, nor that any event has occurred which, with the lapse of time, notice or election, may become a breach or default by the Company or any other party to or under any of the Contracts. Seller has no knowledge that the execution, delivery and performance of this Agreement by the Seller or the consummation of the transactions contemplated by this Agreement (i) will result in the breach or termination of or constitute a default under any Contract, or (ii) require the consent of any party to a Contract, or any other person for whose benefit a Contract was executed, or
(iii) will give any such party or person the right to terminate any Contract, or (iv) any payment required to be made pursuant to the Contracts by parties to the Contracts, and other persons for whose benefit the Contracts were executed, has not been paid in full through the Closing Date, or (v) the Contracts are not in compliance with applicable laws of all applicable governmental bodies.

                  (q) INSURANCE. To Seller's knowledge, attached hereto as EXHIBIT K and incorporated by reference herein is a list of all insurance policies of the Company, setting forth with respect to each policy the name of the insurer, a description of the policy, the dollar amount of coverages, the amount of the premium, the date through which all premiums have been paid, and the expiration date. Seller has no knowledge that any insurance policy relating to the insurance referred to in EXHIBIT K is not in full force and effect, is not valid or enforceable, or that the Company is in breach of or in default under any such policy. Neither Seller nor the Company has any notice of or any material reason to believe that there is or has been any actual, threatened, or contemplated termination or cancellation of any insurance policy relating to the insurance referred to in EXHIBIT K. A true, correct and complete list and summary of all claims which have been made under each insurance policy relating to the insurance within the last five (5) years is to Seller's knowledge set forth in EXHIBIT K. Seller has no knowledge that the Company has failed to give any notice or to present any claim under any insurance policy in a due and timely fashion. If Seller has any knowledge that any insurance policy of the Company has been canceled within the last five (5) years, a description of the reasons for and terms of such cancellation is included on EXHIBIT K. For purposes of this provision, the term "cancellation" means the termination of insurance coverage or of the insurance contract by the insurer.

                  (r) BENEFIT PLANS. To Seller's knowledge, except as set forth on EXHIBIT L, the Company has no employee benefit plans, including, without limitation, bonus, deferred compensation, pension, profit-sharing, retirement or other plans.

                  (s) EMPLOYEE RELATIONS AND EMPLOYMENT AGREEMENTS. To Seller's knowledge:


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                           (i) The Company is not in violation of applicable
         equal employment opportunity laws, wages and hour laws, occupational safety and health laws, federal labor laws, or any other laws of any Government or Governmental Agency relating to employment. Seller has disclosed to the Purchaser the status of all investigations, claims, charges, and employment-related suits or controversies which have occurred with respect to the Company which are presently pending or threatened with respect to the Company under any employment-related law of any Government or Governmental Agency (including common law). Seller has no knowledge that the Company has not satisfied and performed fully all judgments, decrees, conciliation agreements, or settlement agreements by which it is bound or to which it is subject concerning employment-related matters.

                           (ii) The Company has not entered into any employment agreement and all employees can be terminated at will. The Company has no contractual obligation or special termination or severance arrangement in respect of any employee.

                           (iii) Seller has no knowledge that the Company has not paid any wages due (including all required taxes, insurance, and withholding thereon) through the Closing Date. To Seller's knowledge, EXHIBIT M attached hereto and incorporated by reference herein sets forth all accrued vacation, accrued sick leave, and accrued bonuses (including pro rata accruals for a period of up to a year) and any other amounts due to employees of the Company as of the Closing Date.

                           (iv) To Seller's knowledge, EXHIBIT M, attached hereto and incorporated by reference herein, sets forth each employee's date of hire, position, present salary, amount of bonus paid in the past year, and announced termination date (if any). Seller has provided to Purchaser access to the personnel files and employment records of all the Company's present employees.

                  (t) PATENTS; TRADEMARKS; RELATED CONTRACTS. To Seller's knowledge, attached hereto as EXHIBIT N and incorporated by reference herein, is a true, correct, and complete list of all of the Company's patents, trademarks, trade names, or trademark or trade name registrations, service marks, and copyrights or copyright registrations (the "Proprietary Rights"). Seller has no knowledge that any of the Company's Proprietary Rights are not valid or enforceable or are not in full force and effect, or are not free and clear of any and all security interests, liens, pledges, and encumbrances of any nature or kind. To Seller's knowledge, the Company has not presently licensed, leased or otherwise assigned, transferred, or granted any right to use any of its Proprietary Rights to any other person, and no person is presently infringing upon the Company's Proprietary Rights. Seller has no knowledge that the Company has infringed or is infringing upon any patent, trademark, trade name, or trademark or trade name registration, service mark, copyright, or copyright registration of any other person.

                  (u) BOOKS AND RECORDS; FISCAL YEAR; METHOD OF ACCOUNTING. To Seller's knowledge, the Company has made available to Purchaser all of its tax, accounting, corporate and financial books and records. Seller has no knowledge that the books and records pertaining to the Company's business made available to Purchaser are not true, correct, and complete, or have not been maintained on a current basis, or do not fairly reflect the basis for the Company's financial condition and results of operations as set forth in the Financial Statements. To Seller's knowledge, the Company has consistently used the fiscal year end December 31st as its taxable year and has consistently used the cash method as its method of accounting for tax purposes.

                  (v) BANK ACCOUNTS AND SAFE DEPOSIT ARRANGEMENTS. To Seller's knowledge, as of July 28, 2000, attached hereto as EXHIBIT O and incorporated by reference herein, is a true, correct, and complete list of each checking account, savings account, investment account, and other bank account and safe deposit box maintained by the Company, and the names of all persons authorized to withdraw funds or other property from, or otherwise deal with, such accounts and safe deposit boxes.

                  (w) RELATED PARTY TRANSACTIONS. To Seller's knowledge, attached hereto as EXHIBIT P and incorporated by reference herein, is a true, correct, and complete list of the following:

                           (i) The amounts and other essential terms of indebtedness or other obligations, agreements, undertakings, liabilities or commitments (contingent or otherwise) of the Company to or from any past or present officer, director, member, stockholder or any person related to, controlling, controlled by or under common control with any of the foregoing (collectively "Control Persons").

                           (ii) All transactions between each of the Control Persons and the Company since the Company's date of incorporation, and all proposed or contemplated transactions with each of the Control Persons, together with the material terms thereof.

                  (x) ADVERSE CONDITIONS. Seller has no knowledge of any present or future condition, state of facts, or circumstances which has materially adversely affected or may materially adversely affect the business of the Company or prevent the Company from carrying on its core business.

                  (y) DISCLOSURES.

                           (A) EXCEPT WITH RESPECT TO THE SPECIFIC
REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH HEREIN: (i) PURCHASER IS PURCHASING SELLER'S SHARES WITHOUT ANY REPRESENTATION OR WARRANTY, ORAL OR WRITTEN, EXPRESS OR IMPLIED, AND IN SOLE RELIANCE ON PURCHASER'S OWN INDEPENDENT INQUIRY AND/OR INVESTIGATION OF THE COMPANY; AND SPECIFICALLY, SELLER IS NOT MAKING AND SPECIFICALLY DISCLAIMS ANY WARRANTIES OR REPRESENTATIONS AS TO MATTERS OR THINGS RELATING TO OR AFFECTING THE COMPANY INCLUDING, WITHOUT LIMITATION, THE VALUE, PROFITABILITY, OR VIABILITY OF THE COMPANY; (ii) PURCHASER IS ACQUIRING THE COMPANY ON THE BASIS OF ITS OWN INDEPENDENT INQUIRIES AND/OR INVESTIGATIONS OF THE COMPANY AND NOT AS A RESULT OF ANY WARRANTIES OR REPRESENTATIONS OF SELLER; (iii) PURCHASER REPRESENTS THAT IT IS A KNOWLEDGEABLE INVESTOR AND THAT IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF ITS CONSULTANTS; (iv) THERE ARE NO ORAL AGREEMENTS, WARRANTIES, OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE COMPANY BY SELLER, ANY AGENT OF SELLER OR ANY THIRD PARTY; AND (v) SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING TO THE COMPANY FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR OTHER PERSON. THE TERMS AND CONDITIONS OF THIS PARAGRAPH SHALL SURVIVE THE CLOSING AND NOT MERGE THEREIN.

                  (B) WAIVER OF CONSUMER RIGHTS. SELLER AND PURCHASER AGREE THAT THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT ("DTPA"), SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, IF OTHERWISE APPLICABLE, SHALL NOT APPLY TO THIS TRANSACTION. WITHOUT LIMITING THE FOREGOING, IN THE EVENT THAT FOR ANY REASON IT IS DETERMINED THAT THE DTPA DOES APPLY TO THIS TRANSACTION, PURCHASER WAIVES ITS RIGHTS UNDER THE DTPA, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF PURCHASER'S OWN SELECTION, PURCHASER VOLUNTARILY CONSENTS TO THIS WAIVER. PURCHASER REPRESENTS TO SELLER THAT PURCHASER IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION IN CONNECTION WITH THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT.

                  (z) NO BROKERAGE. Seller has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions, or the like in connection with this Agreement or the transactions contemplated hereby.

                  (aa) SECURITIES LAW MATTERS.

                           (i) Seller is acquiring the Purchaser's shares described in Section 1(b)(ii) above for his account, and not with a view to any sale, distribution or disposition, in violation of any federal or state securities laws. Seller has been given the opportunity to obtain any information or documents, and to ask questions and receive answers about such documents or about Purchaser which Seller deems necessary to evaluate the merits and risks related to his investment in the Purchaser's shares and Seller understands and has taken cognizance of all risk factors related to such transactions. Seller can afford to bear the economic risk of holding the unregistered Purchaser's shares for an indefinite period of time, can afford to suffer a complete loss of his investment in the Purchaser's shares, and Seller has adequate means for providing for his needs and contingencies. Seller acknowledges that the Purchaser's shares will be characterized as "restricted securities" under the federal securities laws since as they are being acquired directly from Purchaser in a transaction not involving a public offering and that all certificates and instruments evidencing the Purchaser's shares will bear a restrictive legend substantially similar to the following:

                  THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES OR BLUE SKY LAWS OF ANY STATE AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES OR BLUE SKY LAWS OR IF AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION IS APPLICABLE.

                           (ii) Other than with respect to shares of Purchaser registered pursuant to the proposed Swarz equity line financing, wherein Seller shall have no piggyback registration rights, Seller shall have piggyback registration rights solely as to the Shares of Purchaser being acquired by Seller pursuant to Section 1(b)(ii) above, with Seller bearing his proportionate share of all related registration fees and costs and related fees and costs in the event of such a piggyback registration of such referenced Shares, such rights further to be subject to the reasonable commercial requirements of Purchaser and Purchaser's securities counsel in connection with any said registration.

         3. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND COLLEGE BOUND. Purchaser and College Bound represent and warrant to Seller that:

                  (a) DUE ORGANIZATION; GOOD STANDING; POWER. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Effective August 1, 2000, College Bound will be a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. Purchaser and College Bound have all requisite corporate power to enter into this Agreement and to perform its obligations hereunder.

                  (b) AUTHORIZATION AND VALIDITY OF DOCUMENTS. The execution, delivery, and performance of this Agreement by Purchaser and College Bound, and the consummation by Purchaser and College Bound of the transactions contemplated hereby, have been duly and validly authorized by Purchaser and College Bound. This Agreement has been duly executed and delivered by Purchaser and College Bound and is a legal, valid, and binding obligation of Purchaser and College Bound, enforceable against Purchaser and College Bound in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium, and similar laws relating to creditors' rights generally.

         4. COVENANTS AGAINST COMPETITION.

                  (a) AGREEMENT NOT TO COMPETE. The parties acknowledge that following the consummation of the purchase and sale of Seller's Shares contemplated by this Agreement, Seller will enter into a Consulting Agreement with CRM. CRM and Seller acknowledge and agree that such services will be of a special and unusual character which have a unique value to CRM and Company, the loss of which cannot be adequately compensated by damages in an action at law and, if used in competition with the CRM or the Company, could cause serious harm to CRM and the Company. Accordingly, Seller agrees that he shall not during the time period that he is a consultant to CRM and, provided his consulting arrangement with CRM is not wrongfully terminated by CRM, for five (5) years following the conclusion of his consulting relationship with CRM, do any of the following: (i) directly or indirectly, solicit or otherwise contact any person who is a customer or prospective customer of the Company ("Customer") for the purpose of seeking to obtain any such Customer as a customer or beneficiary of a similar business conducted by any person other than the Company; (ii) directly or indirectly employ, hire, or otherwise engage the services of or associate in any business with any person who is or has been employed by or associated with either Purchaser or the Company, unless such person shall have ceased to be employed by or associated with Purchaser or the Company (as the case may be), for at least one (1) year, or (iii) engage, directly or indirectly, as a proprietor, stockholder, partner, director, officer, employee, independent contractor or otherwise in any business in competition with Purchaser or the Company in any state in which Purchaser or the Company provides its services on the date that his employment with the Company is terminated for any reason.

                  (b) ENFORCEABILITY. The parties agree that to the extent that any provision or portion of Section 4(a) of this Agreement shall be held, found, or deemed to be unreasonable, unlawful, or unenforceable by an appropriate arbitration officer or by a court of competent jurisdiction, then any such provision or portion thereof shall be deemed to be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by applicable law. The parties further agree that any court of competent jurisdiction shall, and the parties hereby authorize, request, and empower any court of competent jurisdiction to enforce any such provision or portion thereof or to modify any such provision or portion thereof in order that any such provision shall be enforced by such court to the fullest extent permitted by law.

                  (c) RIGHT TO ENJOIN. As the violation by Seller of the provisions of Section 4(a) of this Agreement would cause irreparable harm to Purchaser and the Company, and there is no adequate remedy at law for such violation, Purchaser and Company shall have the right, in addition to all other available remedies, to enjoin Seller from violating such provision.

         5. ADDITIONAL COVENANTS OF THE PARTIES. At the Closing on the Closing
Date:

                  (a) CERTIFICATE OF GOOD STANDING. Each party shall deliver a certificate of good standing, certified as of a date no earlier than two (2) days prior to the Closing Date by the appropriate Secretary of State.

                  (b) SELLER'S CONSULTING AGREEMENT. Seller will enter into a one (1) year consulting agreement with the Company on the terms and conditions contained in the said Consulting Agreement which is attached hereto as EXHIBIT
Q. In connection with such Consulting Agreement, Seller shall, at Closing, divest himself of any ownership interest, direct or indirect, in any competing business with Company, and shall immediately upon Closing cease all participation in such business, in any manner whatsoever.

                  (c) KEY PERSONNEL EMPLOYMENT AGREEMENTS. Richard Lee Sechrist II, David Lee Russell, Timothy William White, Marilu Rios Hall, and Richard Wilson will be offered employment agreements with the Company on the terms and conditions mutually agreed prior to Closing and to be evidenced by employment agreements in the form attached hereto as EXHIBIT R.

                  (d) KEY PERSONNEL OPTION AGREEMENTS. In order to secure and maintain the services of personnel who are key to the operation and success of the Company, and to further ensure that the value of College Bound's stock continues to increase, options in the form of an option agreement attached hereto as EXHIBIT S hereto relating to one million (1,000,000) shares of College Bound's publicly traded restricted Common Stock at $1.00 per share are to be placed in escrow, with all said options to vest over a period of five (5) years of Closing.

                           (i) The shares will be allocated to FIVE (5) key employees who will be named at closing ("participants") as follows:

                           (ii) The shares under option will vest for each participant within five (5) years (in a manner to be determined by the parties hereto).

                           (iii) Those options not vested because of any said participant's departure from the Company (other than due to death or permanent and total disability) will be replaced by options granted to replacement key personnel at a $1.00 per share exercise price or market price on the date granted if greater than $1.00 per share.

                           (iv) Purchaser shall provide for compliance with ERISA and any other applicable laws that may govern this incentive program. Before closing, Purchaser will develop a plan, to be approved by Seller, to make provision for vesting of stock option rights including the rights of key employees who leave the Company before five (5) years due to death or permanent and total disability.

                  (e) RESIGNATIONS OF OFFICERS AND DIRECTORS OF THE COMPANY. The resignation of each of the officers and directors of the Company, effective at the Closing on the Closing Date, shall have been executed and delivered to Purchaser by each such officer and director.

                  (f) FUTURE EARNINGS. Purchaser and College Bound acknowledge that Seller neither guarantees nor makes any representations concerning any specific level of future earnings or of performance of the Company or the future value of Seller's stock as a result thereof.

         6. INDEMNIFICATION; SURVIVAL.

                  (a) INDEMNIFICATION BY SELLER. Notwithstanding the Closing, Seller indemnifies, defends and saves and holds Purchaser harmless from and against any and all out-of-pocket and actual losses, claims, damages, liabilities, costs, expenses or deficiencies (but specifically excluding punitive, consequential, or indirect damages or any asserted or established claim for any damage which provides for recovery based upon multiple of losses, multiple of lost profits, or multiple of lost anticipated profits) (all of which shall be referred to in the aggregate as "Losses" and individually as "Indemnifiable Damages"), incurred by or asserted against Purchaser or Company due to or resulting from any of the following:

                           (i) Any misrepresentation, omission, or breach by Seller of any representation or warranty contained in this Agreement (including the Exhibits hereto); or

                           (ii) Any nonfulfillment, failure to comply, or breach by Seller of or with any covenant, promise, or agreement of Seller contained in this Agreement (including the Exhibits hereto).

                  (b) INDEMNIFICATION BY PURCHASER. Notwithstanding the Closing, Purchaser and College Bound, indemnifies and saves Seller harmless from and against any and all out-of-pocket and actual losses, claims, damages, liabilities, costs, expenses or deficiencies (but specifically excluding punitive, consequential, or indirect damages or any asserted or established claim for any damage which provides for recovery based upon any multiple of losses, multiple of lost profits, or multiple of lost anticipated profits) (all of which shall be referred to in the aggregate as "Losses" and individually as "Indemnifiable Damages"), incurred by or asserted against Seller due to or resulting from any of the following:

                           (i) Any misrepresentation, omission, or breach by Purchaser or College Bound of any representation or warranty contained in this Agreement (including the Exhibits hereto); or

                           (ii) Any nonfulfillment, failure to comply, or breach by Purchaser or College Bound of or with any covenant, promise, or agreement of Purchaser or College Bound contained in this Agreement and/or any document in connection therewith.

                  (c) PROCEDURE FOR MAKING CLAIMS. If and when a party (the "Indemnitee") desires to assert a claim for Indemnifiable Damages against the other party (the "Indemnitor") pursuant to the provisions of this Section, the Indemnitee shall deliver a written notice of claim to the Indemnitor reasonably promptly after the Indemnitee's receipt of a claim or specific and affirmative awareness of a potential claim. If the Indemnitor shall object to such notice of claim, the Indemnitor shall deliver a written notice of objection to the Indemnitee within fifteen (15) days after the Indemnitee's delivery of the notice of claim. If the notice of objection shall not have been so delivered within such fifteen (15) day period, the Indemnitor shall conclusively be deemed to have acknowledged the correctness of the claim or claims specified in the notice of claim for the full amount thereof, and the Indemnifiable Damages set forth in the notice of claim shall be promptly paid to the Indemnitee as set forth in this Section. If the Indemnitor shall make timely objection to a claim or claims set forth in a notice of claim, and if such claim or claims have not been resolved or compromised within sixty (60) days from the date of delivery of the notice of objection, then such claim shall be settled by arbitration pursuant to Section 12(l) below. If, by arbitration, it shall be determined that the Indemnitee shall be entitled to any Indemnifiable Damages by reason of its claim or claims, the Indemnifiable Damages so determined shall be paid to the Indemnitee by the Indemnitor in the same manner as if the Indemnitee had not delivered a notice of objection.

                  (d) PARTICIPATION IN DEFENSE OF THIRD PARTY CLAIMS. If any third party shall assert a claim against the Indemnitee which, if successful, might result in an obligation of the Indemnitor to pay Indemnifiable Damages and which can be remedied by the reasonable satisfaction of the Indemnitee by the payment of money damages without further adverse consequences to the Indemnitee, the Indemnitor, at the sole expense of the Indemnitor, may assume the primary defense thereof with counsel reasonably acceptable to the Indemnitee, but only if and so long as the Indemnitor diligently pursues the defense of such claim. If the Indemnitor fails or is unable to so elect to assume the primary defense of any such claim, the Indemnitee may elect to do so.

                  (e) SURVIVAL OF INDEMNIFICATION. The representations and warranties contained in this Agreement, and the Indemnitor's obligation to pay Indemnifiable Damages, shall survive the Closing, as follows:

                           (i) FRAUDULENT BREACH OF REPRESENTATIONS; SUB S COMPANY TAX ISSUES. In the case of a claim based upon the inaccuracy or breach of a representation or warranty which was made fraudulently, or for the inaccuracy or breach of a representation or warranty pertaining to federal income taxes relating to the Company, or any component thereof, for an unlimited period; provided that Purchaser shall properly maintain all records of the Company delivered by Seller to Purchaser at Closing relating to such matters.

                           (ii) ALL OTHER CLAIMS. In the case of all other claims, for a period of two (2) years after the Closing, including any tax claims not included within Section 6(e)(i) above.

                  (f) LIMITATIONS ON INDEMNIFIABLE DAMAGES.

                           (i) Minimum and Maximum Amount. Notwithstanding the foregoing and subject to the following provisions, the maximum amount of Indemnifiable Damages payable by Purchaser arising under this
         Section 6 in no event shall exceed the market value of the Purchaser shares of restricted Common Stock transferred under Section 1(b)(ii) of this Agreement in the absence of fraud. Moreover, neither party shall be entitled to recover Indemnifiable Damages for any matter unless and until the aggregate of all claims for Indemnifiable Damages asserted exceeds Ten Thousand Dollars ($10,000) and then only to the extent of such excess.

                           (ii) Tax Provision. In computing the amount of Indemnifiable Damages, there shall be deducted therefrom an amount equal to the income tax savings, if any, to which either party becomes entitled from the income tax deduction or deferral, if any, to which either party shall become entitled to as a consequence of any Loss, claim, damage, liability, cost, expense, or deficiency giving rise to the Indemnifiable Damages.

                           (iii) Insurance Proceeds; Claims Against Third Parties. In computing the amount of Indemnifiable Damages, there shall be deducted therefrom an amount equal to the sum of (A) insurance proceeds to which Purchaser becomes entitled as a consequence of any loss, claim, damage, liability, cost, expense or deficiency giving rise to Indemnifiable Damages, or (B) all realized claims against third parties which reduce the amount of Indemnifiable Damages. Purchaser shall in good faith attempt to collect all insurance proceeds and all claims against third parties which would reduce Indemnifiable Damages.

                           (iv) No Setoff. Except as provided in Section 1(a), Purchase, the Company and College Bound hereby expressly waive any and all rights of set-off which may be asserted as a defense to the timely and full payment of the Note, whether such rights arise by virtue of statute, common law, contract or otherwise.

                  (g) SOLE REMEDY. The sole remedy of Seller, Purchaser or College Bound for any claim for monetary relief or damages resulting or arising in any manner from or with respect to this Agreement or the transactions contemplated hereby, whether such claims arise out of contract, tort, or violation of law, shall be a claim for Indemnifiable Damages made pursuant to, and subject to the limitations of this Section. This Section 6, however, shall not apply to any claims of Purchaser related to the noncompetition covenants set forth in Section 4 above.

         7. GENERAL COVENANTS. Purchaser, College Bound and Seller agree that from and after the date of this Agreement that:

                  (a) DUTY TO KEEP ADVISED. Each party will keep the other closely advised of any material developments relevant to the Company's business and to the consummation of this Agreement.

                  (b) CONFIDENTIALITY. All parties agree that, until the Closing has been consummated, they will hold in strict confidence all data and information obtained in connection with this transaction or Agreement with respect to the other party's business.

                  (c) INVESTIGATION OF SELLER'S BUSINESS. Purchaser may, prior to the Closing, make or cause to made such investigation of the Company, and of the financial and legal condition of the Company as Purchaser deems reasonably necessary or advisable for the purpose of consummating the transaction described herein. Seller will permit Purchaser and its authorized agents or representatives, including its independent accountants, to have full access to the properties, books, and records of the Company's business at reasonable hours to review the books, records, and other documents of the business for the sole purpose of consummating the transactions described herein.

         8. SELLER'S COVENANTS.

                  (a) NEGATIVE COVENANTS AS TO FUTURE OPERATIONS. Between the date hereof and Closing, except as contemplated by this Agreement, without the prior written consent of Purchaser, Seller will not: (i) agree to or implement any change increasing the compensation or benefits payable to or to become payable to any person or entity employed or engaged by Company in connection with the conduct of Company; (ii) out of the ordinary course of business, create or cause any (A) adverse change in the condition of the Company, or the operation or conduct thereof, or (B) damage, destruction or loss (whether or not covered by insurance) adversely affecting Company or the operation or conduct thereof; (iii) sell, assign, or otherwise transfer or dispose of the assets of Company except in the ordinary course of business; or (iv) issue any public reports, statements or releases pertaining to this Agreement unless and until Purchaser and Seller jointly agree on the text thereof and Purchaser has designated the timing of the release of the said report, statement, or release.

                  (b) AFFIRMATIVE COVENANTS AS TO FUTURE OPERATIONS. Between the date hereof and Closing, Seller will: (i) to the best of his ability, operate the Company diligently, prudently and in the ordinary course of business and use his best efforts to preserve and expand the Company, including, but not limited to, not reducing its existing marketing or sales efforts, and to preserve the goodwill of its customers, suppliers, and others having business relations with the Company; (ii) maintain in effect all insurance as set forth on the attached as EXHIBIT K; (iii) comply with applicable laws, rules, and regulations and pertinent provisions of all contracts and other agreements to which the Company is a party or which affect or may affect the Company's business; (iv) furnish Purchaser such other information as Purchaser may reasonably request; (v) pay in the ordinary course of business all payables due and pay any taxes accrued or incurred from and after the date hereof to Closing, and prepare and file or submit any returns and documents with respect thereto in the manner provided by and in compliance with all applicable law; (vi) so long as Purchaser is reasonably pursuing the completion of the transactions contemplated by this Agreement, not afford a similar right of access and discussion to anyone other than Purchaser and its representatives; (vii) provide to Purchaser and its counsel, accountants, and other representatives full access during ordinary business hours to all of Company's properties, books, records, and papers relating to the Company; and
(viii) immediately notify Purchaser of any material change in circumstances or facts affecting the Company, or of any damage, destruction or loss of any of the assets, or loss or change in the relationship between Company and any of Company's customers, clients, or suppliers;

                  (c) POST CLOSING COVENANTS.

                           (i) Additional Seller Commitment.

                                    (1) To work as a consultant for Purchaser
         for twenty-six (26) business days within the ninety (90) day period following Closing during which period Seller shall, without additional consideration, effect the transfer of operating management of CRM to Purchaser and the necessary imparting to Purchaser of knowledge, information, and business plan strategies as to CRM.

                                    (2) To provide Purchaser sufficient time for
         occasional inquiries or projects with Seller on a mutually agreeable basis at a to be agreed per diem rate to Seller, pursuant to Seller's Consulting Agreement.

                           (ii) Pre-approved Expenses. Pre-approved business expenses incurred by Seller in exercising these duties under this subparagraph (c) shall be reimbursed by Purchaser.

         9. GENERAL CONDITIONS TO CLOSING. All obligations of each party under this Agreement are subject to fulfillment by the other party at or before the Closing of each of the following conditions to be performed by each party, subject, however, to the right of a party to waive, in writing, one or more of such conditions to be performed by the other party:

                  (a) REPRESENTATIONS TRUE. The representations and warranties of each party contained in this Agreement and in the certificates and papers to be delivered pursuant hereto and in connection herewith shall be true to the best of each party's knowledge (i) at the time made, and (ii) except as affected by the taking of any action contemplated hereby, as of the Closing, as though such representations and warranties were made at and as of the Closing. Such representations shall survive the termination of this Agreement or the Closing, as the case may be, as governed by Section 6(e) hereof.

                  (b) COVENANTS PERFORMED. All covenants to be performed by the other party and by CCE under the License Agreement shall have been performed.

                  (c) NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall not have been any material adverse change in the financial condition or results of operation of the Company except for such changes as may be expressly contemplated by this Agreement.

         10. MISCELLANEOUS.

                  (a) SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND AGREEMENTS. All of the representations, warranties, covenants, promises, and agreements of the parties contained in this Agreement (or in any document delivered or to be delivered pursuant to this Agreement or in connection with the Closing) shall survive the execution, acknowledgment, and delivery of this Agreement and the consummation of the transactions contemplated hereby pursuant to Section 9(a) hereof.

                  (b) CERTAIN DEFINITIONS. As used throughout this Agreement, the following terms have the following meanings:

                           (i) "Affiliate" has the meaning ascribed to such term in Rule 405 promulgated under the United States Securities Act of 1993, as such rule is in effect on the date hereof.

                           (ii) "Bankruptcy Code" means the United States Bankruptcy Code, 11 U.S.C. Section 101 ET. SEQ., and all future acts supplemental thereto or amendatory thereof.

                           (iii) "Knowledge" means the conscious awareness of a fact or facts by a party without any duty of further investigation or further inquiry.

                           (iv) "Material" means an adverse change involving Ten Thousand Dollars ($10,000) or more.

                           (v) "Person" means an individual, partnership, corporation, trust, unincorporated organization, government, or agency or political subdivision of a government.

                           (vi) "SEC" means the United States Securities and Exchange Commission, or any other Federal agency at the time administering the United States Securities Act or administering the Securities Exchange Act of 1934.

                           (vii) "Securities Act" means the Securities Act of 1933, or any similar Federal statute, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect at the relevant time.

                  (c) NOTICES. All notices, requests, demands, consents, and other communications which are required or may be given under this Agreement (collectively the "Notices") shall be in writing and shall be given either (a) by personal delivery against a receipted copy, (b) by first class certified U.S. mail, return receipt requested, postage prepaid, or by (c) facsimile against a confirmed receipt, to the following addresses:


                           (i)    If to Seller, to:

                                  Mr. Scott G. Traynor

                                                          5690 Buckleigh Pointe
                                                          Suwanee, Georgia 30024
                                                          Telecopier No.  (214) 853-5390

                                  with a copy to:

                                  R.H. Wallace

                                                          1600 Bank One Tower
                                                          Ft. Worth, Texas 76102-3899
                                                          Telecopier No.  (817) 336-3735

                           (ii)   If to Purchaser, to:

                                                          CRM Acquisition Corp.
                                                          c/o College Bound Student Alliance, Inc.
                                                          3335 Allison Parkway, Suite 100
                                                          Lakewood, Colorado 80226
                                                          Telecopier No.: (303) 226-0154
                                                          Attn: Mr. Jerome A. Lapin

                           with a copy to:

                                    Paul A. Lester

                                                          Fieldstone Lester Shear & Denberg
                                                          201 Alhambra Circle, Suite 601
                                                          Coral Gables, Florida 33134
                                                          Telecopier No.: (305) 357-1002

or to such other address of which written notice in accordance with this Section shall have been provided by such party. Notices may only be given in the manner hereinabove described in this Section 10(c) and shall be deemed given in such manner upon receipt or refusal, as the case may be.

                  (d) ENTIRE AGREEMENT. This Agreement (including the Exhibits hereto) constitutes the full, entire, and integrated agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, correspondence, understandings, and agreements among the parties hereto respecting the subject matter hereof, excluding any documents executed contemporaneously with closing.

                  (e) ASSIGNABILITY. This Agreement shall not be assignable by any party without the prior written consent of the other party.

                  (f) BINDING EFFECT; BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties hereto, each other person who or which is indemnified under any provision of this Agreement, and their respective heirs, personal and legal representatives, guardians, and successors. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations, or liabilities.

                  (g) SEVERABILITY. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

                  (h) AMENDMENT; WAIVER. No provision of this Agreement may be amended, waived, or otherwise modified without the prior written consent of Seller and Purchaser. The waiver by any party hereto of a breach of any provision or condition contained in this Agreement shall not operate or be construed as a waiver of any subsequent breach or of any other conditions hereof.

                  (i) SECTION HEADINGS. This section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  (j) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

                  (k) APPLICABLE LAW. This Agreement is made and entered into, and shall be governed by and construed in accordance with, the laws of the State of Colorado with exclusive venue for the enforcement hereof to be in Arapahoe County, Colorado.

                  (l) REMEDIES; BINDING ARBITRATION. The parties hereto acknowledge that the Seller's Shares are unique, that any claim for monetary damages may not constitute an adequate remedy, and that it may therefore be necessary for the protection of the parties and to carry out the terms of this Agreement to apply for the specific performance of the provisions hereof. Either party may proceed to protect and enforce their respective rights hereunder by a suit in equity, or other appropriate arbitration proceeding, whether for specific performance or for an injunction against a violation of the terms hereof or in aid of the exercise of any right, power, or remedy granted hereunder or by law, equity, or statute or otherwise. No course of dealing and no delay on the part of any party hereto in exercising any right, power, or remedy shall operate as a waiver thereof or otherwise prejudice its rights, powers, or remedies, and no right, power, or remedy conferred hereby shall be exclusive of any other right, power, or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise. In such event, either party at its election may submit any claim or controversy under this Agreement or under any instrument relating hereto to binding arbitration to a three member panel pursuant to the rules of the American Arbitration Association then operative in Arapahoe County, Colorado. The decision of the arbitrator in such event shall be binding and final subject only to appropriate subject matter jurisdiction thereof of the arbitration panel.

                  (m) EXPENSES OF TRANSACTION. As provided hereinabove, subject only to any offsets of CRM or Purchaser in payment of the FTC Costs as described in Paragraph 1(a), each of the parties shall pay its own expenses incurred in connection with authorization, preparation, execution, and performance of this Agreement and obtaining any necessary regulatory or contract approvals, including, without limitation, all fees and expenses of such party's counsel, accountants, agents and representatives; provided that in the event a legal action is commenced by either party hereto to enforce or determine the meaning of any term or provision of this Agreement, the substantially prevailing party in such action will be entitled to recover reasonable attorneys' fees and costs at trial and appellate levels, incurred in the prosecution of such action.

                  (n) FURTHER ASSURANCES. Seller agrees to execute, acknowledge, and deliver, after the date hereof, without additional consideration, such further assurances, instruments, and documents, and to take such further actions, as the Purchaser may request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

                  (o) TERMINATION. In the event of termination of this Agreement prior to Closing, upon the mutual agreement of the parties to this Agreement, or termination by the Purchaser or by Seller otherwise pursuant to this Agreement, this Agreement shall become void and of no further force and effect, without any liability on the part of any party to the other party. In such event, each party will pay their own costs and expenses incurred in connection with the negotiation and preparation of this Agreement, and the terms of any nondisclosure and confidentiality agreements entered into between the parties shall remain in full force and effect.

                  (p) REPLACEMENT AGREEMENT. By execution of this Agreement, Seller, the Company, and Purchaser as to that certain Stock Purchase Agreement, dated as of May 1, 2000, between Seller and Purchaser (the "Prior SP Agreement"), and Seller, the Company, Purchaser, and CCE, as to that certain Software Purchase Agreement, dated as of May 1, 2000, between Purchaser and CCE (the "Software Agreement"), agree that the Prior SP Agreement and the Software Agreement, respectively, are terminated and are of no further force and effect, and that said Prior SP Agreement is replaced in its entirety by this Agreement, and that therefore each of the respective parties thereto are released from any and all further obligations under the prior SP Agreement and said Software Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

                                             PURCHASER:

                                    WITNESSES:                             CRM
                                             ACQUISITION CORP., a Colorado
                                             corporation

                                             By: /s/ Jerome A. Lapin
                                                -------------------------------
                                    (As to College Bound)

                                             Name:  Jerome A. Lapin

                                             Title: C.E.O.

                                             Date:  July 31, 2000

                                             SELLER: /s/ Scott G. Traynor
                                                    ---------------------------

                                    (as to Seller)
                                             Scott G. Traynor

                                             Date:  July 31, 2000

                                             JOINED BY AND  AGREEING TO THE
                                             PROVISIONS WITH RESPECT TO CBSA:

                                             COLLEGE BOUND STUDENT ALLIANCE,
                                             INC., a Colorado corporation

                                             By: /s/ Jerome A. Lapin
                                                -------------------------------
                                                     Jerome A. Lapin, CEO

                                                         (CORPORATE SEAL)

                                             Date:  July 31, 2000

                                             JOINED BY:

                                             COLLEGE RESOURCE MANAGEMENT, INC.,
                                             a Delaware corporation

                                             By: /s/ Scott G. Traynor
                                                -------------------------------
                                                     Scott G. Traynor,
                                               President

                                                                (CORPORATE SEAL)

                                             Date:  July 31, 2000

                   EXHIBIT LIST OF SELLER DUE DILIGENCE ITEMS

         (All items are to be provided by Seller as a condition of closing pursuant to Section 10 of the Stock Purchase Agreement to which this Exhibit list is attached and is a part).



         Exhibit A       -       Articles of Incorporation of CRM (Section 2(b))

         Exhibit B       -       Bylaws of CRM (Section 2(b))

         Exhibit C       -       State of Florida Consent Agreement (Section (2(h))

         Exhibit D       -       Legal Proceedings as to the Company (Section 2(j))

         Exhibit E       -       Financial Statements of the Company (Section 2(k))

         Exhibit F       -       Tax Returns as to the Company (Section 2(l))

         Exhibit G       -       Unpaid Customer Contracts and Accounts Payable as to
                                 the Company (Section 2(m))

         Exhibit H       -       Real Property Schedule (Section 2(n))

         Exhibit I-1     -       Personal Property Schedule (Section 2(o))

         Exhibit I-2     -       Excluded Personal Property (Section 2(o))

         Exhibit J       -       Contracts, Licenses, and Agreements (Section 2(p))

         Exhibit K       -       Insurance Schedule (Section 2(q))

         Exhibit L       -       Benefit Plans (Section 2(r))

         Exhibit M       -       Employee Data ((Section 2(s) (ii))

         Exhibit N       -       Patents and Trademarks (Section 2(t))

         Exhibit O       -       Bank Accounts and Safe Deposit Arrangements ((Section 2(v))






                            EXHIBIT LIST - CONTINUED

         Exhibit P       -       Related Party Transactions ((Section 2(x))

         Exhibit Q       -       Seller Consulting Agreement

         Exhibit R       -       Form of Key Personnel Employment Agreements

         Exhibit S       -       Form of Key Personnel Stock Option Agreements

         Exhibit T       -       Form of Pledge and Security Agreement

